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                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus pertaining to the 1993 Employee Stock Incentive Plan of The McGraw-Hill Companies, Inc. of our reports dated January 25, 2000 with respect to the consolidated financial statements of The McGraw-Hill Companies, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission, and incorporated by reference in the Registration Statements on Form S-8 pertaining to the 1993 Key Employee Stock Incentive Plan (No. 33-49743 and No. 33-30043) and related prospectuses.

                                                      /S/ ERNST & YOUNG LLP


New York, New York
June 26, 2000